Exhibit 99.1

Contact: Home Federal Bancorp, Inc. Len E. Williams, President & CEO Eric S. Nadeau, EVP, Treasurer & CFO 208-466-4634 www.myhomefed.com/ir

HOME FEDERAL BANCORP, INC., ANNOUNCES THIRD QUARTER RESULTS

Nampa, ID (October 24, 2013) – Home Federal Bancorp, Inc. (“Company”) (Nasdaq GSM: HOME), the parent company of Home Federal Bank (“Bank”), today announced results for the quarter and nine months ended September 30, 2013.  For the quarter ended September 30, 2013, the Company reported net income of $1.1 million, or $0.08 per diluted share, compared to net income of $322,000, or $0.02 per diluted share, for the same period a year ago.  For the nine months ended September 30, 2013, the Company reported net income of $2.1 million, or $0.15 per diluted share, compared to net income of $1.6 million, or $0.11 per diluted share, for the same period a year ago.

The Bank has entered into shared-loss agreements with the Federal Deposit Insurance Corporation (“FDIC”) in connection with two acquisitions. The loans and foreclosed assets purchased in these acquisitions that are subject to the shared-loss agreements are referred to as “covered loans” or “covered assets.” Loans and foreclosed and repossessed assets not subject to shared-loss agreements with the FDIC are referred to as “noncovered loans” or “noncovered assets.”

The following items summarize key activities of the Company during the quarter ended September 30, 2013:

•
On October 23, 2013, the Company announced the signing of a definitive merger agreement (“Cascade Agreement”) with Cascade Bancorp (“Cascade”). Under the terms of the Cascade Agreement, Cascade will acquire the Company, subject to regulatory approval, approval by the stockholders of the Company and Cascade, and other customary conditions of closing.

•
Previously, on September 24, 2013, the Company entered into a merger agreement (“Banner Agreement”) with Banner Corporation (“Banner”). The Company terminated the Banner Agreement on October 23, 2013, and paid a termination fee of $3.0 million, pre-tax, to Banner. The Company will record this expense in its fourth quarter.  The Banner Agreement was terminated pursuant to its terms because the Company’s Board of Directors determined the Cascade offer was a Superior Proposal, as defined in the Banner Agreement.

•	Net interest income decreased $898,000 compared to the linked quarter ended June 30, 2013, due primarily to a reduction of accretable yield on purchased loans;
•
Net reverse provisions for loan losses of ($281,000) and ($689,000) were recorded on noncovered loans and covered loans, respectively, during the quarter ended September 30, 2013, resulting in a net reverse provision of ($970,000);

•
The $755,000 of noninterest income during the quarter ended September 30, 2013, included impairment of the FDIC indemnification asset of $1.2 million, which was a result of a reduction in estimated future losses on covered loans and recoveries of previously charged-off loans. The impairment of the FDIC indemnification asset was $2.3 million in the linked quarter and $3.0 million in the year-ago quarter;

•	The Company did not realize gains on the sale of investments during the quarter, compared to gains of $231,000 and $79,000 in the linked and year-ago quarters, respectively;
•
Noninterest expense decreased by $553,000 during the quarter ended September 30, 2013, compared to the year-ago quarter, and by $464,000 compared to the linked quarter. Noninterest expenses totaled $9.9 million during the third quarter of 2013, which included $314,000 of merger-related expenses;

•	Total assets increased $8.1 million during the quarter ended September 30, 2013, compared to June 30, 2013, but decreased $32.8 million since December 31, 2012;
•	Net loans increased $13.0 million during the quarter ended September 30, 2013;

Home Federal Bancorp, Inc.
October 24, 2013

•
Asset quality continued to improve as delinquent loans declined and remained low and noncovered nonperforming assets declined $2.3 million to $6.5 million at September 30, 2013, compared to June 30, 2013. Total nonperforming assets decreased $2.7 million during the quarter to $15.5 million at September 30, 2013; and

•	The Company declared and paid its regular quarterly dividend of $0.06 per share.

Results of Operations

Net interest income. During the quarter ended September 30, 2013, net interest income decreased $898,000 and $1.8 million compared to the linked quarter and the quarter ended September 30, 2012, respectively. Net interest margin decreased to 4.21% during the quarter ended September 30, 2013, from 4.47% in the linked quarter and 4.74% during the quarter ended September 30, 2012. Similarly, the Company’s yield on earning assets decreased to 4.51% in the quarter ended September 30, 2013, from 4.78% in the linked quarter, and 5.11% during the quarter ended September 30, 2012. These decreases were primarily due to a decrease in accretable income on purchased loans during the quarter ended September 30, 2013, as the balance of purchased loans continued to decline significantly, thereby reducing expected losses.  Each quarter the Company estimates cash flows on certain purchased loan pools. As a result, income from loan pools can be volatile.

The cost of funds for the quarter ended September 30, 2013, was 0.42% compared to 0.44% in the quarter ended
June 30, 2013, and 0.50% for the quarter ended September 30, 2012. The cost of deposits, which includes noninterest-bearing deposits, was 0.34% during the quarter ended September 30, 2013, compared to 0.36% during the quarter ended June 30, 2013 and 0.42% for the year-ago quarter.

Provision for loan losses. A net reverse provision for loan losses of ($970,000) was recorded during the quarter ended September 30, 2013, compared to a net reverse provision of ($356,000) for the quarter ended June 30, 2013, and a provision of $105,000 for the year-ago quarter. The net reverse provision for loan losses in the quarter ended September 30, 2013 was related to both noncovered and covered loans due to improving credit quality (including significantly lower nonperforming and classified loans), stabilizing and improving economic factors and recoveries on previously charged-off loans. Of the ($970,000) reverse provision, ($689,000) related to the covered loans and was driven primarily by net recoveries on covered loans of $403,000.  The estimated amount recoverable from or due to the FDIC under the loss sharing agreements as a result of the provision for loan losses on covered loans is reported as “FDIC indemnification provision” in noninterest income.

Noninterest income. Impairment of the FDIC indemnification asset recognizes the decreased amount the Company expects to collect from the FDIC under the terms of its loss sharing agreements due to lower expected losses on covered loans, which reduces noninterest income. The following table presents noninterest income excluding the impact of FDIC indemnification items on all covered loans:

	Three Months Ended
(in thousands)	September 30, 2013	June 30, 2013	September 30, 2012

Total noninterest income, as reported	$755	$232	$(351)
Less: FDIC indemnification (provision) recovery related to current period provision for loan losses	(648)	(6)	50
Impairment of FDIC indemnification asset	(1,164)	(2,322)	(2,994)
Total noninterest income, excluding FDIC indemnification items	$2,567	$2,560	$2,593

Noninterest income during the quarter ended September 30, 2013, includes $161,000 of life insurance death benefit proceeds. Pre-tax gains on sales of investments were $0, $231,000 and $79,000 during the quarters ended September 30, 2013, June 30, 2013 and September 30, 2012, respectively.

Home Federal Bancorp, Inc.
October 24, 2013

Noninterest expense. Noninterest expense for the quarter ended September 30, 2013, decreased $553,000 compared to the quarter ended September 30, 2012, and by $464,000 compared to the linked quarter. Compared to the linked quarter, the provision for declines in the value of REO declined $547,000 in the quarter ended September 30, 2013, which was partially offset by a $163,000 increase in compensation and benefits and a $107,000 increase in professional services. Compensation expense increased compared to the linked quarter due to annual incentive plan accruals. Professional services include $304,000 of fees related to the merger activities that were paid during the quarter ended September 30, 2013. Noninterest expenses declined $2.1 million, or 6.5%, during the nine months ended September 30, 2013, compared to the nine months ended September 30, 2012, with declines occurring in all expense categories, except for the provision for REO.

Balance Sheet

Total assets increased $8.1 million to $1.0 billion at September 30, 2013, compared to June 30, 2013, primarily due to an increases in cash and loans of $26.2 million and $13.0 million, respectively, which were funded by a $26.9 million decline in investments and a $7.7 million increase in deposits during the quarter. Compared to December 31, 2012, assets decreased $32.8 million.

Cash and investments. Cash and amounts due from depository institutions at September 30, 2013, increased by $26.2 million from June 30, 2013, to $102.3 million. Investments decreased $26.9 million from June 30, 2013, to $414.0 million at September 30, 2013. The reduction in investments resulted from regularly scheduled principal repayments and maturities and due to a slight decline in the fair value of investments due to continued rising market interest rates during the quarter ended September 30, 2013.

Loans.  Net loans increased by $13.0 million during the quarter ended September 30, 2013 compared to June 30, 2013, but declined $8.0 million compared to December 31, 2012.  During the quarter ended September 30, 2013, construction loans increased by $7.9 million, commercial business loans increased by $5.6 million and multifamily residential loans increased by $5.3 million. Partially offsetting these increases were declines in one-to-four family residential loans and other loans, net of $4.5 million and $1.2 million, respectively.

Asset Quality. The allowance for loan losses was $10.6 million at September 30, 2013, compared to $12.5 million and $12.6 million at December 31, 2012 and September 30, 2012, respectively. The allowance for loan losses allocated to the noncovered loan portfolio was $7.8 million, or 2.27% of noncovered loans at September 30, 2013, while the allowance for loan losses allocated to covered loans totaled $2.8 million, or 3.95% of covered loans, at September 30, 2013. The FDIC indemnification receivable declined $1.2 million during the quarter ended September 30, 2013, to $6.1 million, primarily due to the continued reduction in estimated losses on covered loans during the quarter, which resulted in the impairment noted above in noninterest income.

Loans delinquent 30 to 89 days and still accruing interest totaled $492,000 at September 30, 2013, compared to $809,000 at December 31, 2012, and $705,000 at September 30, 2012. Nonperforming assets, which include nonaccrual loans and REO, totaled $15.5 million at September 30, 2013, compared to $24.8 million at December 31, 2012, and $35.3 million at September 30, 2012. Total nonperforming loans declined $429,000, while REO declined $2.3 million during the quarter ended September 30, 2013.

Home Federal Bancorp, Inc.
October 24, 2013

The following table summarizes nonperforming loans and REO at September 30, 2013, and June 30, 2013, and the quarterly change (in thousands):

	September 30, 2013			June 30, 2013			Quarter Change
	Covered Assets	Noncovered Assets	Total	Covered Assets	Noncovered Assets	Total	Covered Assets	Noncovered Assets

Real estate construction	$223	$781	$1,004	$228	$823	$1,051	$(5)	$(42)
Commercial and multifamily real estate	3,369	894	4,263	3,517	914	4,431	(148)	(20)
One-to-four family residential	243	2,790	3,033	252	2,915	3,167	(9)	(125)
Other	34	702	736	35	781	816	(1)	(79)

Total nonperforming loans	3,869	5,167	9,036	4,032	5,433	9,465	(163)	(266)

Real estate owned and other repossessed assets	5,205	1,308	6,513	5,449	3,373	8,822	(244)	(2,065)

Total nonperforming assets	$9,074	$6,475	$15,549	$9,481	$8,806	$18,287	$(407)	$(2,331)

Deposits. Total deposits increased $7.7 million during the quarter ended September 30, 2013, to $831.8 million but decreased $19.1 million compared to December 31, 2012. During the quarter ended September 30, 2013, end of period balances in core deposits (defined as checking, savings and money market accounts) increased by $15.4 million to $653.5 million, while certificates of deposit declined by $7.7 million to $178.3 million. Certificates of deposit declined by $30.9 million during the nine months ended September 30, 2013. Average core deposits were $6.5 million lower during the third quarter of 2013 compared to the linked quarter. Core deposits comprised 78.6% of the deposit portfolio at September 30, 2013, compared to 75.4% at December 31, 2012.

Equity. Stockholders’ equity decreased $9.6 million during the first nine months of 2013 to $170.2 million at September 30, 2013. Dividends paid during the first three quarters of 2013 totaled $2.5 million.  Additionally, the Company experienced a decrease of $11.2 million in other comprehensive income, which includes the unrealized gain on investments available-for-sale, net of taxes that declined to a net unrealized loss of $3.0 million at September 30, 2013. The decline in the fair value of investments was due to the significant increase in market interest rates during fiscal year 2013. These declines in stockholders’ equity were partially offset by net income of $2.1 million.

About the Company

Home Federal Bancorp, Inc. is headquartered in Nampa, Idaho, and is the parent company of Home Federal Bank, a community bank originally organized in 1920. The Company primarily serves southwestern Idaho and Central and Western Oregon through 24 full-service branches and three commercial loan production offices. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “HOME” and is included in the Russell 2000 Index. For more information, visit the Company’s web site at www.myhomefed.com/ir.

Additional Information about the Proposed Merger and Where to Find It

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  In connection with the proposed merger between Cascade and Company, Cascade will file with the SEC a Registration Statement on Form S-4, which will include a joint proxy statement of Cascade and Company that also constitutes a prospectus.  Cascade and Company will deliver the joint proxy statement/prospectus to their respective shareholders.  Cascade and Company urge investors and shareholders to read the joint proxy statement/prospectus regarding the proposed merger when it becomes available, as well as other documents filed with the SEC because they will contain important information about the proposed merger.  You may obtain copies of all documents filed with the SEC regarding this Transaction, free of charge, at the SEC's website (www.sec.gov).  You may also obtain these documents, free of charge, from: (i) Cascade's website (www.botc.com) under the heading "About Us" and then under the heading "Investor Relations" and then under the heading "Investor Information" and then under the tab

Home Federal Bancorp, Inc.
October 24, 2013

 "SEC Filings;" (ii) Cascade upon written request to Cascade Bancorp, Attn: Investor Relations, 1100 North West Wall Street, P.O. Box 369, Bend, Oregon 97701; (iii) Company's website (www.myhomefed.com/ir) under the under the heading "SEC Filings, Ownership and Forms;" or (iv) Company upon written request to Company Bancorp, Inc., Attn: Eric Nadeau, 500 12th Avenue South, Nampa, Idaho 83651.

Participants in the Solicitation

Cascade, Company and their respective directors and executive officers may be soliciting proxies from Cascade and Company shareholders in favor of the proposed merger and related matters.  Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Cascade and Company shareholders in connection with the proposed merger and a description of their direct and indirect interests, by security holdings or otherwise will be set forth in the joint proxy statement/prospectus when it is filed with the SEC.  You can find information about Cascade's directors and executive officers in Cascade's definitive proxy statement filed with the SEC on March 27, 2013 for its 2013 Annual Meeting of Shareholders.  You can find information about Company's directors and executive officers in Company's definitive proxy statement filed with the SEC on April 19, 2013.  Additional information about Cascade's directors and executive officers and Company's directors and executive officers can also be found in the above-referenced Registration Statement on Form S-4 when it becomes available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.  You can obtain free copies of these documents from Cascade and Company using the contact information above.

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, the Company’s ability to achieve projected cost savings, the ability to consummate the merger with Cascade, and statements regarding the Company’s mission and vision. These forward-looking statements speak only as of the date they are made and are based upon management’s current expectations and projections and therefore, involve risks and uncertainties. Such projections are based upon many estimates and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct. Actual results could be materially different from those expressed or implied by the forward-looking statements and you should not rely on such statements. Factors that could cause results to differ include but are not limited to: general economic and banking business conditions; competitive conditions between banks and non-bank financial service providers; interest rate fluctuations; the credit risk of lending activities, including changes in the level and trend of loan delinquencies and write-offs; results of examinations by our banking regulators; regulatory and accounting changes, including as a result of Basel III; risks related to construction and development lending; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames; and other risks. Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.’s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2012, Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K. Forward-looking statements are accurate only as of the date released, and the Company’s management does not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Home Federal Bancorp, Inc.
October 24, 2013

CONSOLIDATED BALANCE SHEETS	September 30,	December 31,	September 30,
(In thousands, except share data) (Unaudited)	2013	2012	2012

ASSETS
Cash and cash equivalents	$102,269	$115,529	$86,234
Investments available-for-sale, at fair value	414,026	420,505	444,449
FHLB stock, at cost	16,929	17,401	17,559
Loans receivable, net of allowance for loan losses of $10,583, $12,528 and $12,588, respectively	401,842	409,846	420,232
Accrued interest receivable	2,852	2,776	3,062
Property and equipment, net	26,592	29,057	29,672
Bank owned life insurance	15,635	15,938	15,815
Real estate owned and other repossessed assets	6,513	10,386	14,185
FDIC indemnification receivable, net	6,129	10,846	14,024
Core deposit intangible	2,168	2,523	2,653
Deferred tax assets, net	15,853	9,022	6,293
Other assets	5,022	4,791	6,009
TOTAL ASSETS	$1,015,830	$1,048,620	$1,060,187

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposit accounts:
Noninterest-bearing demand	$161,335	$142,207	$141,381
Interest-bearing demand	247,099	248,836	245,901
Money market	158,231	167,202	174,008
Savings	86,792	83,401	80,050
Certificates	178,319	209,242	217,042
Total deposit accounts	831,776	850,888	858,382

Advances by borrowers for taxes and insurance	1,334	490	1,321
Accrued interest payable	127	167	173
Deferred compensation	6,422	6,149	6,057
Repurchase agreements	511	4,775	4,758
Other liabilities	5,490	6,366	5,854
Total liabilities	845,660	868,835	876,545

STOCKHOLDERS’ EQUITY
Serial preferred stock, $.01 par value; 10,000,000 authorized; issued and outstanding: none	--	--	--
Common stock, $.01 par value; 90,000,000 authorized; issued and outstanding:	145	145	145
Sep. 30, 2013 - 17,542,217 issued; 14,522,196 outstanding
Dec. 31, 2012 - 17,512,197 issued; 14,453,399 outstanding
Sep. 30, 2012 - 17,512,197 issued; 14,536,029 outstanding
Additional paid-in capital	133,354	131,934	132,523
Retained earnings	45,942	46,337	48,547
Unearned shares issued to employee stock ownership plan	(6,254)	(6,823)	(7,013)
Accumulated other comprehensive income (loss)	(3,017)	8,192	9,440
Total stockholders’ equity	170,170	179,785	183,642
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,015,830	$1,048,620	$1,060,187

Home Federal Bancorp, Inc.
October 24, 2013

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data) (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Interest income:
Loans	$7,762	$10,150	$24,751	$30,400
Investments	2,661	2,249	7,841	6,662
Other interest income	51	38	167	179
Total interest income	10,474	12,437	32,759	37,241

Interest expense:
Deposits	707	891	2,253	2,984
Repurchase agreements	--	17	19	54
Total interest expense	707	908	2,272	3,038
Net interest income	9,767	11,529	30,487	34,203

Provision for loan losses	(970)	105	(1,553)	(1,112)
Net interest income after provision for loan losses	10,737	11,424	32,040	35,315

Noninterest income:
Service charges and fees	2,120	2,110	6,234	6,491
Gain on sales of securities	--	79	485	1,217
FDIC indemnification (provision) recovery	(648)	50	(695)	(1,180)
Impairment of FDIC indemnification asset, net	(1,164)	(2,994)	(5,480)	(8,042)
Other	447	404	941	1,192
Total noninterest income	755	(351)	1,485	(322)

Noninterest expense:
Compensation and benefits	5,822	5,717	17,491	18,029
Occupancy and equipment	1,302	1,466	4,096	4,543
Data processing	860	920	2,723	2,867
Advertising	138	219	427	596
Postage and supplies	195	210	616	763
Professional services	702	678	1,821	1,947
Insurance and taxes	427	503	1,231	1,585
Amortization of intangibles	112	137	354	433
Provision for REO	1	56	644	454
Other	374	580	1,024	1,335
Total noninterest expense	9,933	10,486	30,427	32,552
Income before income taxes	1,559	587	3,098	2,441

Income tax provision	506	265	1,009	858
Net income	$1,053	$322	$2,089	$1,583

Earnings per common share:
Basic	$0.08	$0.02	$0.15	$0.11
Diluted	0.08	0.02	0.15	0.11

Weighted average number of shares outstanding:
Basic	13,742,613	14,109,468	13,696,484	14,505,210
Diluted	13,836,734	14,117,621	13,776,096	14,505,210

Dividends declared per share:	$0.06	$0.06	$0.18	$0.17

Home Federal Bancorp, Inc.
October 24, 2013

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY
ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands, except share and per share data) (Unaudited)

	At or For the Three Months Ended
	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012
SELECTED PERFORMANCE RATIOS
Return on average assets (1)	0.42%	0.22%	0.18%	0.08%	0.12%
Return on average equity (1)	2.48	1.29	1.03	0.48	0.68
Net interest margin (1)	4.21	4.47	4.16	4.55	4.74

PER SHARE DATA
Diluted earnings per share	$0.08	$0.04	$0.03	$0.02	$0.02
Tangible book value per outstanding share (2)	11.57	11.60	12.16	12.26	12.45
Cash dividends declared per share	0.06	0.06	0.06	0.18	0.06
Average number of diluted shares outstanding (3) for earnings per share	13,836,734	13,763,806	13,714,084	13,689,742	14,117,621

ASSET QUALITY- NONCOVERED (4)
Allowance for loan losses	$7,795	$8,025	$8,412	$8,611	$8,614
Nonperforming loans	5,167	5,433	9,115	9,597	14,447
Nonperforming assets	6,475	8,806	13,377	13,872	20,746
Provision for loan losses	(281)	(364)	(225)	--	--
Allowance for loan losses to gross loans	2.27%	2.48%	2.58%	2.59%	2.57%
Nonperforming loans to gross loans	1.51	1.68	2.79	2.87	4.32
Nonperforming assets to total assets	0.69	0.87	1.22	1.46	2.18

TOTAL COVERED ASSETS (5)	$75,745	$82,929	$88,425	$95,556	$107,093

FINANCIAL CONDITION DATA
Average interest-earning assets	$928,765	$954,852	$966,269	$973,113	$973,664
Average interest-bearing liabilities	668,556	686,598	706,561	717,519	728,310
Net average earning assets	260,209	268,254	259,708	255,594	245,354
Average interest-earning assets to average interest-bearing liabilities	138.92%	139.07%	136.76%	135.62%	133.69%
Stockholders’ equity to total assets	16.75	16.90	17.00	17.14	17.32

STATEMENT OF OPERATIONS DATA
Interest income	$10,474	$11,418	$10,867	$11,908	$12,437
Interest expense	707	753	812	844	908
Net interest income	9,767	10,665	10,055	11,064	11,529

Provision for loan losses (6)	(970)	(356)	(227)	(653)	105
Noninterest income	755	232	498	(333)	(351)
Noninterest expense	9,933	10,397	10,097	10,962	10,486
Income before taxes	1,559	856	683	422	587
Income tax provision	506	281	222	203	265
Net income	$1,053	$575	$461	$219	$322

(1)	Amounts are annualized.
(2)
Tangible book value, which excludes core deposit and other intangible assets, is a non-GAAP (Generally Accepted Accounting Principles) financial measure which is included in this press release to facilitate the comparison by investors of the Company with its peers. Tangible book value is equal to book value less core deposit and other intangibles, net of related deferred tax liabilities.

(3)	Amounts calculated exclude ESOP shares not committed to be released and unvested restricted shares.
(4)	Excludes loans and REO covered by a loss sharing agreement with the FDIC.
(5)	Loans and REO covered by loss share agreements with the FDIC.
(6)
Provision for loan losses does not consider impact of indemnification for losses on covered loans under the loss sharing agreements with the FDIC, which is reported in noninterest income as “FDIC indemnification recovery.”